Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Peak Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	26,413,318(2)	$5.38(3)	$142,103,651	0.0001102	$15,660

Fees to Be Paid	Other	Warrants	457(i)	2,945,545(4)	—	—	—	—(5)

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	96,500(6)	$3.906(7)	$376,929	0.0001102	$42

Fees to Be Paid	Other	Warrants	457(i)	46,500(8)	—	—	—	—(9)

		Total Offering Amounts				$142,480,580

		Total Fees Previously Paid				$15,660(10)

		Total Fee Offsets				—

		Net Fee Due				$42

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Consists of (i) 23,467,773 shares of common stock registered for sale by the selling securityholders named in this registration statement and (ii) 2,945,545 shares of common stock issuable upon the exercise of Initial Warrants (as defined below).

(3)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on the Nasdaq Capital Market on December 9, 2022.

(4)

Represents the resale of 2,945,545 warrants (the “Initial Warrants”) to purchase shares of common stock that were issued in private placements, which represents warrants to acquire 2,945,545 shares of common stock.

(5)

In accordance with Rule 457(i), the entire registration fee for the Initial Warrants is allocated to the shares of Common Stock underlying the Initial Warrants, and no separate fee is payable for the Initial Warrants.

(6)

Consists of (i) 50,000 shares of common stock registered for sale by the selling securityholders named in this registration statement and (ii) 46,500 shares of common stock issuable upon the exercise of Additional Warrants (as defined below).

(7)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on the Nasdaq Capital Market on January 3, 2023.

(8)

Represents the resale of 46,500 warrants (the “Additional Warrants”) to purchase shares of common stock that were issued in a private placement, which represents warrants to acquire 46,500 shares of common stock.

(9)

In accordance with Rule 457(i), the entire registration fee for the Additional Warrants is allocated to the shares of Common Stock underlying the Additional Warrants, and no separate fee is payable for the Additional Warrants.

(10)	Paid upon the initial filing of this registration statement on Form S-1 with the Securities and Exchange Commission on December 15, 2022.